Exhibit 99.1

NEWS RELEASE		FOR IMMEDIATE RELEASE

Date: February 29, 2008

Contact: Brian Tanner	or	Joel Matsunaga
Investor Relations		Media Relations
(808) 546-3442		(808) 546-3877

Hawaiian Telcom Announces CFO to Leave Company

HONOLULU – [http://www.hawaiiantel.com] – Hawaiian Telcom Communications, Inc. announced today that its Chief Financial Officer, Paul Sunu, has resigned from the company.  Robert Reich, currently Vice President and Controller, will serve as the interim CFO and Assistant Controller, John Duncan, will become Vice President and Controller.  All changes will be effective March 7, 2008.

“The company benefited greatly from Paul’s talents and experience and we will miss him greatly,” remarked Hawaiian Telcom CEO, Steve Cooper.  “He leaves behind a strong financial team and I am confident with Bob’s leadership, we will continue to build upon that foundation.”

“I have really enjoyed working with the dedicated employees of Hawaiian Telcom and believe the company has made great strides over the past year since I joined,” said Sunu.  “So it is a difficult decision, but I believe this is an appropriate time for me to step down.”

Since joining Hawaiian Telcom in April 2007, as Vice President and Controller, Reich’s responsibilities include all internal and external financial reporting, all financial accounting functions, tax and treasury operations and regulatory accounting for the company.  Prior to joining Hawaiian Telcom, Reich was Vice President, Controller and Treasurer for McLeodUSA, a facilities-based competitive local exchange carrier that offers local, long distance, Internet access and other next-generation data services primarily to small and mid-sized businesses in the Western and Midwestern United States.

Joining the company in March 2005, Duncan was one of the initial finance employees at Hawaiian Telcom.  Duncan is a long time Hawaii resident and prior to joining the company, was Director of Internal Audit at Alexander & Baldwin, Inc. and prior to that, Regional Controller for Tesoro Hawaii.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet and wireless services.